Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

State Street Corporation

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-             ) pertaining to the State Street Corporation 2006 Equity Incentive Plan of our reports dated February 27, 2012 with respect to the consolidated financial statements of State Street Corporation and the effectiveness of internal control over financial reporting of State Street Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 31, 2012